Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
ICT Group, Inc.:
We consent to the use of our reports dated March 13, 2009, with respect to the consolidated balance sheets of ICT Group, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our report refers to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007.
/s/ KPMG LLP
Philadelphia, Pennsylvania
December 31, 2009